Cypress Energy Partners, L.P. - 10-Q

Exhibit 10.7

Charles C. Stephenson, Jr.
March 14, 2018 Cypress Energy Partners, L.P. 5727 S. Lewis Ave., Ste. 300 Tulsa, OK 74105 Attn: Mr. Peter C. Boylan III – Chairman and CEO

Re:	Purchase of Convertible Equity Securities

Mr. Boylan:

Reference is made to the Credit Agreement, dated as of December 24, 2013, as amended (the “Credit Agreement”), by and among Deutsche Bank AG New York Branch and certain other banks and Cypress Energy Partners, L.P., a Delaware Limited Partnership (the “Company”), which shall be replaced by a new credit facility (the “Refinancing”). This letter is being delivered to the Company to support the Refinancing (the “Closing”).

1. Commitment. I, Charles C. Stephenson, Jr. (“Investor”), hereby commit, subject to the terms and conditions set forth herein, that, prior to or simultaneous with the Closing, I shall purchase, or shall cause the purchase of, convertible preferred equity interests of the Company for an aggregate amount equal to the lesser of $50 million or the amount required to enable the Company to repay sufficient indebtedness so that it can meet the leverage ratio condition precedent associated with the refinancing of the senior credit facility of the Company (the “Commitment”). The final terms and conditions of such preferred security shall be mutually satisfactory to the Conflicts Committee of the Board of Directors of the Company and myself, as reflected in Appendix A hereto. The amount of the Commitment to be funded under this letter agreement prior to or simultaneous with the Closing may be reduced in an amount specified by the Company. I will provide the Company’s auditor Ernst and Young with proof of my ability to make this Commitment.

2. Use of Proceeds. The proceeds of the Commitment financing will be used by the Company to repay debt under the Credit Facility to enable the Company to enter into the Refinancing.

3. Condition. The Commitment shall be subject to the contemporaneous consummation of the Closing.

4. Enforceability. This letter agreement may only be enforced by Investor and the Company. Notwithstanding anything to the contrary in this letter agreement, the Company’s creditors shall have no right to enforce this letter agreement or to cause the Company to enforce this letter agreement and none of the Company’s equity holders or creditors shall have any right to enforce or cause the Company or Investor to enforce this letter agreement. This Commitment is conditioned upon the banks providing the Refinancing under the terms and conditions agreed to in the term sheet.

5. Termination. The obligation of Investor to fund the Commitment will terminate automatically and immediately upon the Closing, at which time all obligations will be fulfilled.

6. No Modification; Entire Agreement. This letter agreement may not be amended, modified or supplemented except by an agreement in writing signed by the Company and Investor. This letter agreement constitutes the sole and entire agreement of Investor and any of his affiliates, on the one hand, and the Company and any of its affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

7. Parties in Interest; Third Party Beneficiaries. This letter agreement is for the sole benefit of and shall be binding upon the Company and Investor and their respective successors and permitted assigns. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any person other than the Company and Investor any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this letter agreement.

8. Governing Law; Submission to Jurisdiction; Venue. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma without giving effect to any choice or conflict of law provision or rule. Any legal suit, action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Oklahoma in each case located in the City of Tulsa and County of Tulsa, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this letter or the transactions contemplated hereby.

10. No Assignment. The Commitment evidenced by this letter shall not be assignable by the Company without Investor’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of Investor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

11. Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this letter agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this letter agreement.

12. Representations and Warranties.

Investor hereby represents and warrants to the Company that:

(a) this letter agreement has been duly and validly executed and delivered by him and, upon execution by each of the other parties hereto, this letter agreement shall be in full force and effect and shall constitute a valid and binding agreement of Investor, enforceable against Investor in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally,

(b) he has, and as of the Closing will have, sufficient financial resources (including liquidity) to perform the obligations required to be performed by him at the Closing, and

(c) the execution, delivery and performance by him of this letter agreement do not and will not violate any applicable law or judgment.

13. Confidentiality. This letter agreement shall be treated as confidential and is being provided by Investor solely in connection with the Refinancing. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Company and Investor. The foregoing notwithstanding, the existence and contents of this letter agreement may be disclosed to the Company’s attorneys, accountants and other advisors and the Company and Investor may disclose the existence of this letter to (a) its affiliates and representatives and (b) to the extent required by law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings.

Very truly yours,

/s/ Charles C. Stephenson Jr.
Name: Charles C. Stephenson, Jr.

Agreed to and accepted:

Cypress Energy Partners, L.P, by

Cypress Energy Partners GP, LLC, its general partner

By:	/s/ Peter C. Boylan III
Name:	Peter C. Boylan III
Title:	Chairman and Chief Executive Officer